EXHIBIT 3.5

                          CERTIFICATE OF INCORPORATION

                                       OF

                                 ARIEL WAY, INC.

                           --------------------------


      FIRST: The name of the corporation is Ariel Way, Inc. (the "Corporation").

      SECOND: The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

      THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

      FOURTH: The Corporation is authorized to issue two classes of stock to be designated, respectively, common stock ("Common Stock") and preferred stock ("Preferred Stock"). The total number of shares of stock that the Corporation is authorized to issue is One Hundred Million (100,000,000) shares, consisting of Ninety-Five Million (95,000,000) shares of Common Stock, par value $.001 per share, and Five Million (5,000,000) shares of Preferred Stock, par value $.001 per share.

      Shares of Preferred Stock may be issued in one or more series. The number of shares included in any series of Preferred Stock and the full or limited voting rights, if any, the cumulative or non-cumulative dividend rights, if any, the conversion, redemption or sinking fund rights, if any and the priorities, preferences and relative, participating, optional and other special rights, if any, in respect of the Preferred Stock, any series of Preferred Stock or any rights pertaining thereto, and the qualifications, limitations or restrictions on the Preferred Stock, any series of Preferred Stock or any rights pertaining thereto, shall be those set forth in the resolution or resolutions providing for the issuance of the Preferred Stock or such series of Preferred Stock adopted at any time and from time to time by the affirmative vote of a majority of the directors on the Board of Directors of the Corporation (the "Board") at the time of the vote, on such resolution or resolutions and filed with the Secretary of State of the State of Delaware. The Board is hereby expressly vested with authority, to the full extent now or hereafter provided by the Law, to adopt any such resolution or resolutions.


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      FIFTH: The name and mailing address of the sole incorporator is Jason
Karp, Kelley Drye & Warren LLP, 8000 Towers Crescent Drive, Suite 1200, Vienna, Virginia 22182.

      SIXTH: The Corporation is to have perpetual existence.

      SEVENTH: The power to adopt, amend or repeal the Corporation's By-Laws is conferred upon the Board of Directors, but this shall not divest the stockholders of the power, nor limit their power, to adopt, amend or repeal the Corporation's By-Laws.

      EIGHTH: Elections of directors need not be by ballot unless the By-Laws of the Corporation shall so provide, and the meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide.

      NINTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

      TENTH: No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of a fiduciary duty as a director, except for liability (i) for any breach of such director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which a director derives an improper personal benefit. If the General Corporation Law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended, without any further corporate action. No repeal or modification of this Article TENTH shall adversely affect any right of or protection afforded to a director of the Corporation existing immediately prior to such repeal or modification.

      I, THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 23rd day of September, 2004.


                                     ---------------------------------------
                                     Jason Karp
                                     Sole Incorporator